                        NATIONAL INDIAN GAMING COMMISSION

                                                  June 24, 2005

Mr. Scott Walker, Esq.

Senior Consultant

Electronic Game Card Inc.

3800 Howard Hughes Parkway, Suite 850 Las

Vegas, NV 89109

Re:      Electronic Game Cards, Classification Opinion

Dear Mr. Walker:

This is in response to your request for an opinion  classifying  Electronic Game

Cards Inc.'s electronic game cards ("the cards"),  which you would like to offer in Indian casinos as a Class II pull tabs game under the name, `Tribal Numbers.'

My  staff  and I  have  reviewed  two  versions  of  the  cards,  together  with explanatory  technical  information  and the  arguments you provided in letters,

discussions, and e-mails. The first version you provided us ("Version 1 ") was a credit-card-sized,  single-use electronic pull tab. The second version ("Version

2) adds a  scratch  off  pull tab card to the  back of the  electronic  card.  I conclude that the Version 1 is Class III because it is an  electronic  facsimile of a game of chance. Version 2, however, is Class II. The game is in the scratch off  card,  and the  electronic  display  - an  alternate  means  of play - is a technologic aid.

                  THE CARDS - FEATURES COMMON TO BOTH VERSIONS

The cards are presented as a pull tabs game. As traditionally  played, pull tabs uses twoply paper cards.  The player  removes paper flaps or "tabs" from the top

layer,   thus  revealing   printed   symbols   arranged  in  winning  or  losing

combinations.  The  electronic  game cards,  as their name implies,  essentially allow the player to do this electronically.

Each card is  approximately  the size of a credit  card and is made of  plastic.

Each is a slim case containing a 40mm-wide  liquid crystal diode for the display of game results, a circuit board, a microprocessor, game software, and a battery with  upwards  of nine  months of shelf  life.  The game  software  and the game results are written to the microprocessor at manufacture.  Thus, like paper pull tabs, the cards contain  predetermined winning and losing games. Like paper pull tabs,  the cards will be sold to an  operator in a deal  containing  a specified number of cards,  discreet prize levels,  and a predetermined  number of winning cards at each prize  level.  Thus,  like paper pull tabs, a deal of the

     NATIONAL HEADQUARTERS 1441 L St. NW, Suite 9100, Washington, DC 20005

                Tel: 202.632.7003 Fax: 202.632.7066 www.nigc.gov

           REGIONAL OFFICES Portland, OR; Sacramento, CA; Phoenix, AZ;

                            St. Paul, MN; Tulsa, OK

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Walker, Electronic Game Cards, p. 2

cards has a prescribed,  calculated house edge - the percentage of sales kept by the operator after it pays all prizes.

Each card,  moreover,  is made to be tamper proof. Opening the case destroys the card,  and the  microprocessor,  sealed  within  the  case,  is not  rewritable.

Similarly,  the cards can be made with unique  serial  numbers and bar codes for the purposes of inventory, accounting, and verification of game results.

                     THE CARDS - FEATURES ADDED IN VERSION 2

Version 2 adds a 32 mm by 48 mm (approx.  1" by 1-1/2")  scratch-off pull tab to the back of the electronic card. The scratch off card has a vinyl cover that can be removed with the edge of a coin or fingernail to reveal results below.

         PULL TABS AS PLAYED ON THE CARDS - VERSION 1 (ELECTRONIC ONLY)

Players  purchase the cards from  designated  retail  outlets in the casino at a price fixed by the  operator.  In Version 1, as shown to us, each card  contains eighty plays.(1) Each play requires the patron to press the `Play' button on the card twice.  The first press displays the number of plays remaining on the card.

The second causes the LCD to display a "scroll" effect, which is followed by the appearance  of three  numbers  from 1 to 7 on the LCD,  one at a time in each of three small windows.

Each card has  printed  on the front of it a table of winning  combinations  and corresponding  point values.  Should  numbers appear in the windows in a winning combination,  the LCD will  flash  `Win' for three  seconds,  together  with the number of points  awarded for that  combination.  The card will then display the player's  cumulative  point  total.  Should  the  numbers  appear  in  a  losing combination, the card will display only the player's cumulative point total. The cumulative total is significant  because it is upon this, and not the results of the  eighty  individual  plays,  that the prizes are  based.(2)  A paper  insert provided  with the card  provides a paytable  of points and  prizes,  along with complete instructions on how to play.

While the number  combination for each play is transient - it cannot be recalled after the player starts the next play - the  cumulative  point total is not. The card tracks the player's  cumulative  points through all eighty plays.  When all plays are exhausted,  pressing "Play" further only displays the cumulative point total.

----------

(1)      We  understand  that there is no necessity  to having  eighty plays and that  Electronic  Game Card may in the future  offer cards with more or fewer plays,  depending  on customer  demand.  Provided  that all other features  remain  the same,  this  opinion  will  apply to the cards so modified.

(2)      We understand that as a matter of attractiveness to the patron,  rather than of any  mathematical or legal  necessity,  there are no zero point cards.  Each card will be  redeemable  for some prize,  even if it is a prize less than the cost of the card.


Walker, Electronic Game Cards, p. 3

Players  redeem  the  cards  only at  designated  locations  in the  casino.  An electronic  code in the card or a bar code on the card back allows the  operator to verify the cumulative total, and therefore the player's prize, when a card is presented  for  redemption.  The code or bar code makes it  unnecessary  for the patron to run through  all, or even any, of the eighty  plays on the card before redeeming it. Whenever redeemed,  the player is paid for the entire value of the card.

            PULL TABS, VERSION 1, CONT'D. -- RANDOM NUMBER GENERATION

Though the results of the eighty plays are pre-programmed,  the software in each card  nevertheless  contains a random number  generator,  which we understand to have two  functions.  One is to display the  pre-determined  results in a random order so as to maintain player interest. Specifically, each card will display at least  one win in the first  eight  plays,  at least  one win in the last  eight plays, and no more than thirteen consecutive losing plays. All other results are randomly distributed.

The RNG's other function is to fill in  non-essential  numbers for display.  For example, if two 7s is a winning combination, the RNG will fill in the display of the third number by picking a random number from 1 to 6. Similarly, if the cards have losing combinations with three non-repeating  numbers,  the RNG will select three different numbers from 1 to 7 in order to display the losing result.  This function we understand to be a matter of programming efficiency.

          PULL TABS AS PLAYED ON THE CARDS - VERSION 2 (COMBINED CARDS)

Version 2 of the cards can be played either as above or,  simply,  by scratching off the  covering of the pull tab.  This reveals a series of eighty point values and their cumulative total,  specifically the cumulative point value of the card that entitles the player to a prize.(3)  Playing the electronic card will reveal the same eighty results and cumulative point value.

                                 LEGAL ANALYSIS

IGRA divides the world of Indian  gaming into three  classes.  Class I, which is not at issue  here,  encompasses  "social  games"  played  "solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as a part of, or in connection with,  tribal ceremonies or celebrations." 25 U.S.C.

ss. 2703(6). Class II encompasses, in relevant part:

----------

(3)      The eighty point values are printed in 6 point type, and the cumulative total in 8 point.  Though 6 point type may  present  some with  reading difficulty,  we raise no  objection.  Type of that size has been  found

         sufficient   in   other   regulatory   contexts.   The  Food  and  Drug

         Administration,  for example,  mandates a minimum type size of 6 points for text in over the counter drug labeling.  21 C.F.R ss. 201.66(d)(2).

         Moreover,  as stated above, it is only the cumulative total, printed in larger type, that is significant.


Walker, Electronic Game Cards, p. 4

         the game of chance  commonly  known as bingo  (whether or not electronic,  computer,  or other technologic aids are used in connection therewith) -. . . including (if played in the same location)  pull-tabs,  lotto, punch boards, tip jars, instant bingo, and other games similar to bingo. . . .

25 U.S.C. ss. 2703(7)(A)(i).  Class III is a catchall category and includes "all forms of gaming that are not Class I gaming or Class II  gaming." 25 U.S.C.  ss.

2703(8).  Class III also  includes any banking card game and any  electronic  or

electromechanical   facsimile   of  any   game  of   chance.   25   U.S.C.   ss.

2703(7)(B)(i)-(ii); 25 C.F.R. ss. 502.4(b).

Viewed  against  this  background,  classification  of the  cards  presents  two separate  questions.  First, are the cards, in both versions,  pull tabs or some other,  similar game? If the latter, the cards do not fall within the definition of Class II and are Class III. Second, if the cards do play pull tabs, are they,

in the two  versions,  technologic  aids to the play of pull tabs or  electronic facsimiles of it? If the former, the cards are Class II. If the latter, they are

Class III.

                                    PULL TABS

Neither IGRA nor the  Commission's  regulations  define pull tabs.  The game is,

however,  well known. It is, as alluded to above, a game of chance traditionally played with twoplay  paper cards.  GABAZON BAND OF MISSION  INDIANS V.  NATIONAL

INDIAN GAMING COMM'N, 14 F.3d 633, 635 (D.C. Cir. 1994).  Players purchase these cards from the operator,  which sells them from a set known as the `deal,' and a typical deal contains up to 100,000 cards. When the players remove the top layer or "tab" of a card,  the bottom  layer  reveals a pattern of symbols  indicating whether the player has won a prize. A typical card will have three tabs, each an opportunity  to win, and a  pre-determined  number of winning  cards is randomly spaced  within the deal.  SENECA-CAYUGA  TRIBE OF  OKLAHOMA V.  NATIONAL  INDIAN

GAMING COMM'N., 327 F3d 1019, 1024 (10th Cir. 2003).

In traditional  pull tabs, bingo hall clerks sell the cards from retail counters or mobile carts. Clerks also redeem winning cards for cash prizes.  DIAMOND GAME

ENTERP.  INC. V. RENO,  230 F.3d.  365, 367 (D.C.  Cir.  2000).  More  recently,

operators  have  sold  pull tabs  from  dispensing  machines  that read the card results through a bar code printed on the card back and display those results on video  monitors.  Some  displays  mimic the play of slot  machines by displaying spinning reels. ID. at 367-368. Other innovations put a large number of pull tab games on a card sold for a single price. The card can then be read by the patron in the traditional  fashion or by inserting it into an electronic reader. ID. at

370.

Given this history and these  variations,  the cards,  in both versions shown to us, play pull tabs. In both versions, the cards, like both traditional pull tabs and recent  innovations,  are sold for a fixed  price from a deal  containing  a finite number of pre-designated winners, have multiple plays or opportunities to win, and can be redeemed for prizes if


Walker, Electronic Game Cards, p. 5

pre-designated winning results are revealed.  That prizes are awarded for points accumulated over eighty plays, rather than for each individual play on the card,

is immaterial.  In this, the cards are similar in their play to both to pull tab dispensing machines and to electronic card readers that read multiple games on a card. In each case, players are effectively playing, and are paid for, the value of the card as a whole.  That  Version 2 includes a scratch  off pull tab with a vinyl,  rather than a paper,  covering is likewise  immaterial.  See,  letter to

Native American Indian Enterprises, Inc., May 23, 1994.

                    TECHNOLOGIC AIDS OR ELECTRONIC FACSIMILES

The question of  classification  thus reduces to whether the two versions of the cards are technologic aids to the game of pull tabs or are electronic facsimiles of that game of chance. In a relevant part, the Commission's  regulations define a technologic aid as equipment that

         (1)      assists a player or the playing of a game; [and]

         (2)      is not an electronic or electromechanical facsimile....

25 C.F.R. ss. 502.7(a).  Version 1, and the electronic  component of the Version

2, easily satisfy the first  requirement.  One can easily imagine,  for example,

the cards making pull tabs easier to play for a patron with limited dexterity in his or her fingers.  The question thus becomes  whether the cards are electronic facsimiles.

The  Commission's  regulations  define  facsimile,  in relevant part, as "a game played in an electronic or  electromechanical  format that  replicates a game of chance by incorporating all of the  characteristics  of the game...." 25 C. F. R

ss.  502.8.  In SYCUAN  BAND OF MISSION  INDIANS V.  ROACHE,  54 F3d 535 (9u Cir

1994),  the Ninth Circuit was faced with the question whether the "Autotab Model

101 electronic  pull tab dispenser" was a Class III facsimile or a Class II aid.

ID. at 541-543. The Autotab was a wholly-electronic implementation of pull tabs.

Patrons played at a video terminal which displayed a video  representation  of a pull tab and electronically  revealed concealed numbers. There was an electronic deal  containing a finite number of pull tabs, with  pre-determined  winning and losing tabs,  stored in a central  computer and passed to the video terminal for play. IBID.

The Ninth  Circuit had no  difficulty  finding  the Autotab to be an  electronic facsimile:  "the pull tab  machines in issue here are not, in our view,  readily distinguishable" from paper pull tabs. ID. at 543. The machines, in other words,

retained all of the fundamental characteristics of the paper version of the game

- "a  pre-determined  and known number of winning  tickets from a finite pool of tickets with known  prizes;  when all tickets  have been played,  all the prizes will have been awarded." ID. at 541.

Similarly,  in CABAZON  BAND,  above,  the D.C.  Circuit  found  another  wholly electronic version of pull tabs to be a Class III facsimile. This game, like the

Autotab, had a


Walker, Electronic Game Cards, p. 6

computer  that  "randomly  selects a card for the gambler,  pulls the tab at the gambler's  direction,  and displays the result on [a video] screen. The computer version ... has a fixed number of winning cards in each deal." ID. at 635. This,

the D.C. Circuit found,  exactly replicated paper pull tabs and was thus a Class

III facsimile. ID. at 636.

Here too, the cards exactly  replicate paper pull tabs.  There is a finite deal;

there is a predetermined  number of winning and losing electronic  cards;  there are  pre-determined  results  for each card that are  electronically  stored and electronically  revealed.  In short, the cards are electronic facsimiles because the pull tab game exists only electronically.

It is true that unlike the  networked  systems in SYCUAN BAND and CABAZON  BAND,

the cards must be  purchased  and  redeemed  at a retail  station.  Even so, all

characteristics  of  the  game  of  pull  tabs  are  electronic.   Purchase  and

redemption,  in other words, are not essential  characteristics of the game. One could,  for  example,  play the same pull tabs game for free in a  promotion  or tournament.  Further, the Autotab system did not redeem the electronic pull tabs for the player.  The system provided a voucher that the player had to cash in at a retail  station.  SYCUAN  BAND,  54 F.3d at 541.  This did not stop the  Ninth

Circuit  from  holding  that  Autotab is a Class III  facsimile.  So too here. I conclude that Version 1 of the cards is an electronic  facsimile under 25 C.F.R.

ss.  502.8 and does not satisfy the elements of a  technologic  aid in 25 C.F.R.

ss. 502.7(a). Version 1 is therefore Class III under 25 U.S.C. ss. 2703(8).

Version 2 of the cards,  however,  is Class II. The reasons are best illustrated by DIAMOND GAME  ENTERPRISES V. RENO, 230 F.3d 365 (D.C. Cir. 2000). The machine at issue there was the Lucky Tab II pull tabs  dispenser.  When  activated,  the machine  cut a paper pull tab from a roll of some 7,500  cards and  dropped it a tray for the player.  As it was  traveling,  the machine  read a bar code on the back of the card and  displayed  the winning or losing  result on a video screen using the spinning  reels of a slot  machine.  Regardless  of the  display,  the player still had to redeem winning cards from a clerk. ID. at 367-368.

The D.C.  Circuit  specifically  rejected  the  Government's  argument  that the machine was a Class III facsimile:

         The game is in the paper rolls, not ... in a computer.... For players  using the Lucky Tab II, the machine  functions as an aid-it  "helps or  supports,"  or "assists' the paper game of pull-tabs. Without the paper rolls, the machine has no gaming function  at all.  It is,  in  essence,  little  more  than a high-tech  dealer.  Viewed this way, the game played with the

         Lucky Tab II is not a  facsimile  of paper  pull-tabs,  it IS paper pull-tabs.

ID. at 370. ACCORD,  SENECA-CAYUGA,  above, 327 F .3d at 1042-1043  (finding the

Magical Irish pull tab dispenser, a substantively identical machine, to be Class

II for these same reasons). (Emphasis in the original.)


Walker, Electronic Game Cards, p. 7

Version 2 of the cards is no  different.  With the  addition  of the scratch off pull tab, the game no longer exists only electronically,  as with Version 1. The game now  exists in a  tangible  medium.  The player has the option to play pull tabs  through the  tangible,  scratch off card or through the  electronic  card.

Since the result is  identical  whichever  way the patron  chooses to play,  the electronic card is an entertaining  display that is not necessary to the play of the game and that the player can ignore if he or she so  chooses.  As in DIAMOND

GAME, the game is in the tangible pull tab.

Accordingly,  I  conclude  that  Version  2 of the  cards  is not an  electronic facsimile.  It satisfies all three elements of  technologic  aid under 25 U.S.C.

ss.  502.7(a).  It is therefore Class II, provided that it is played in the same location as bingo. 25 U.S.C. ss. 2703(7)(A)(i)(III).

If you have any questions or require  anything  further,  please contact Michael

Gross, Staff Attorney, at 202-632-7003.

Sincerely,

/s/ Penny J. Coleman

----------------------

Penny J. Coleman

Acting General Counsel